EXHIBIT 10.34

FOR USE WITH RSU GRANTS AFTER APRIL 4, 2011 AND BEFORE CLOSING DATE ONLY

NATIONAL SEMICONDUCTOR CORPORATION

2009 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE AND RESTRICTED STOCK UNIT AGREEMENT

National Semiconductor Corporation, a Delaware corporation, (the “Company”), pursuant to its 2009 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”).  Each Restricted Stock Unit represents the right to receive one share of Common Stock (as defined in the Plan) upon vesting of such Restricted Stock Unit.  This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Employee ID

Participant:

Grant Date:

Total Number of RSUs:

Award Number:

Vesting Commencement Date:

Vesting Schedule:	1/4 of the RSUs shall vest on each of the first four anniversaries of the Vesting Commencement Date

Termination Prior to Vesting:

Pursuant to Section 2.5 of the Restricted Stock Unit Agreement, if Participant incurs a Termination of Service prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

By agreeing to accept this Grant Notice and Restricted Stock Unit Agreement, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice.  Participant has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.

EXHIBIT A

TO RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Agreement (this “Agreement”) is attached, National Semiconductor Corporation, a Delaware corporation (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the National Semiconductor Corporation 2009 Incentive Award Plan, as amended from time to time (the “Plan”).

ARTICLE 1.

GENERAL

1.1           Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2           Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF RESTRICTED STOCK UNITS

2.1           Grant of RSUs.  In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement.  However, no shares of Common Stock shall be issued with respect to the RSUs until such RSUs have vested pursuant to Section 2.3, and prior to the issuance of such shares, the RSUs will represent an unsecured obligation of the Company and shall not be treated as property or as a trust fund of any kind.

2.2           Company’s Obligation.  Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Participant will have no right to payment with respect to such RSUs.  Prior to the actual issuance of Common Stock with respect to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.3           Vesting Schedule.

(a)           Subject to Sections 2.3(b) and 2.5 hereof, the RSUs awarded by the Grant Notice will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached (the “Vesting Schedule”), subject to Participant’s continued employment or services through the applicable vesting dates.

(b)           Notwithstanding Section 2.3(a) hereof and the Grant Notice and subject to Section 2.5 hereof, pursuant to Section 13.2(d)(ii) of the Plan, the RSUs shall become fully vested and nonforfeitable in the event that within twelve (12) months after a Change in Control in connection with which the successor corporation assumes the RSUs or substitutes equivalent rights for the RSUs, Participant’s service is terminated by the Company (or an Affiliate) without Cause; provided that, if the Agreement and Plan of Merger by and among the Company, Texas Instruments Incorporated and [MERGER SUB], dated April 4, 2011 is terminated pursuant to its terms, notwithstanding Section 2.3(a) hereof and the Grant Notice and subject to Section 2.5 hereof, the RSUs shall become fully vested and nonforfeitable in the event that within twelve (12) months after a Change in Control in connection with which the successor corporation assumes the RSUs or substitutes equivalent rights for the RSUs, Participant’s service is terminated by the Company (or an Affiliate) without Cause or Participant resigns for Good Reason, pursuant to Section 13.2(d)(i) of the Plan.

2.4           No Right to Continued Employment or Service.  Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause.

2.5           Forfeiture, Termination and Cancellation upon Termination of Service.  Notwithstanding any contrary provision of this Agreement, upon Participant’s Termination of Service for any or no reason, all then unvested RSUs subject to this Agreement will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6           Issuance of Common Stock upon Vesting.

(a)           As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than sixty (60) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall deliver to Participant (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this award that vest on the applicable vesting date.   Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued pursuant to Section 2.7(a), (b) or (c) hereof, then the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Sections 2.7(a), (b) and (c) hereof.

(b)           Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld with respect to the grant of RSUs or the issuance of shares of Common Stock.  Such payment shall be made by deduction from other compensation payable to Participant or in such other form of consideration acceptable to the Company which may, in the sole discretion of the Administrator, include:

(i)            Cash or check;

(ii)           Surrender of shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the RSUs) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or

(iii)          Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Common Stock then issuable under the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Participant or Participant’s legal representative or enter such share of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant of the RSUs or the issuance of shares of Common Stock.

2.7           Conditions to Delivery of Stock.  Subject to Section 2.6, the shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of

Common Stock or issued shares of Common Stock which have then been reacquired by the Company.  Such shares of Common Stock shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)           The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;

(b)           The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)           The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)           The receipt by the Company of full payment for such shares of Common Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and

(e)           The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.

2.8           Rights as Stockholder.  The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 13.2 of the Plan.

ARTICLE 3.

OTHER PROVISIONS

3.1           Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2           Grant is Not Transferable.  During the lifetime of Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

3.3           Binding Agreement.  Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.4           Adjustments Upon Specified Events.  The Administrator may accelerate payment and vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine.  In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 13.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Stock Units.  Participant acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Section 13.2 of the Plan.

3.5           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7           Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8           Conformity to Securities Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9           Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.

3.10         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.11         Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.12         Section 409A.  The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.13         Participant Acknowledgements.  By entering into this Agreement and accepting the RSUs, Participant acknowledges that: (a) the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time; (b) the grant of RSUs is a one-time benefit which does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs; (c) all determinations with respect to any such future grants, including, but not limited to, the times when RSUs shall be granted and the number of RSUs, will be at the sole discretion of the Company and the Administrator; (d) Participant’s receipt of the RSUs shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time with or without cause; (e) Participant’s participation in the Plan is voluntary; (f) the value of the RSUs is an extraordinary item of compensation which is outside the scope of Participant’s employment contract, if any; (g) the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (h) the future value of the underlying shares is unknown and cannot be predicted with certainty.

3.14         Foreign Employee — Tax-Related Items.  The Company and/or Participant’s employer will assess its requirements regarding tax, social insurance and any other payroll tax (“Tax-Related Items”) withholding and reporting in connection with the RSUs.  These requirements may change from time to time as laws or interpretations change.  Regardless of the actions of the Company and/or Participant’s employer in this regard, Participant hereby acknowledges and agrees that the ultimate liability for any and all Tax-Related Items is and remains his or her responsibility and liability and that the Company and/or Participant’s employer (a) make no representations nor undertakings regarding treatment of any Tax-Related Items in connection with any aspect of the grant of RSUs; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability regarding Tax-Related Items.  In the event that the Company and/or Participant’s employer must withhold any Tax-Related Items as a result of the RSUs, Participant agrees to make arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding requirements (as described above in Section 2.6).  Participant authorizes the Company and/or Participant’s employer to withhold all applicable Tax-Related Items legally due from Participant from his or her wages or other cash compensation paid him or her by the Company and/or Participant’s employer.  Participant further authorizes the Company and/or Participant’s employer to withhold from his or her wages or other cash compensation paid him or her by the Company and/or Participant’s employer any additional Tax-Related Terms that the Company and Participant’s employer subsequently determine in the future to be the responsibility of Participant.

3.15         Participant Data.  As a condition of the grant of the RSUs, Participant consents to the collection, use and transfer of personal data as described in this Section 3.15.  Participant understands that the Company and its Subsidiaries hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  Participant further understands that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States.   Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom Participant may elect to deposit any shares of Common Stock acquired upon payment of a Restricted Stock Unit, such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on his or her behalf.  Participant understands that he or she may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her local Human Resources representative. Withdrawal of consent may, however, affect Participant’s ability to realize benefits from the Restricted Stock Units.

3.16         Forfeiture Provisions.  As permitted under the terms of the Plan, (a) any proceeds, gains or other economic benefit actually or constructively received by Participant upon the receipt or resale of any shares of Common Stock underlying the RSUs, must be paid to the Company, and (b) the RSUs shall terminate and shall be forfeited, if Participant at any time engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or Participant incurs a Termination of Service for Cause.  The determination of whether Participant has engaged in any activity in competition with the business of the Company shall be determined by the Administrator in good faith and in its sole discretion.  This Section shall have no application following a Change in Control.